6th June, 2001

LETTER OF INTENT - VARIATION OF LEASE

Difran Pty Ltd
ACN 010 251 493
(Landlord)

Progen Industries Ltd
ACN 010 975 612
(Tenant)

Lease means the lease between the Landlord and the Tenant registered at the Department of Natural Resources as Lease No. 702700236.

Promises means 2806 Ipswich Rd, Darra, Old Lot 2 in RP 172202, County of Stanley, Parish of Oxley.

Progen has engaged Fitout an Maintenance Concepts Pty Ltd to carry out works on the above site as per the attached drawings, for the purpose of providing additional office space.

Difran agrees to contribute $29,000 to the cost of these works and indemnifies Progen of any liability to pay this amount.

Fitout and Maintenance Concepts Pty Ltd will bill Diran directly for this amount.

The parties also agree to:
     a)   extend the term of the lease from 29 March 2002 to 29 March 2004
     b) change the option of renewal for a further period from five years from the current expiration date [29 March 2002] to three years from the new expiration date [29 March 2004].
     c) in the event of Progen not exercising the above option, Progen will pay the landlord $15,000 in addition to the regular lease payments.


This letter of intent outlines the terms and conditions agreed to by the above parties with respect to the above works. A formal variation of lease incorporating these terms and replacing the variation of lease currently in force will be drawn up and executed as soon as possible.

Signed


/s/ Lewis Lee      /s/ Charles Furness  /s/ Michael Calvisi  /s/ Frank Calvisi
-----------------  -------------------  -------------------  ------------------
Lewis Lee          Charles Furness      Michael Calvisi      Frank Calvisi
Managing Director  CFO and Secretary    Director             Director
Progen Industries  Progen Industries    Difran Pty Ltd       Difran Pty Ltd
Ltd                Ltd


Progen
Industries Limited
A.C.N. 010 975 612


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